AMENDED AND RESTATED
RECEIVABLES SALE AGREEMENT

by and between

HARLEY-DAVIDSON CREDIT CORP.,
as Seller

and

HARLEY-DAVIDSON WAREHOUSE FUNDING CORP.,
as Purchaser

Dated as of April 30, 2009

EXHIBITS

Exhibit A	Form of Notice of Sale
Exhibit B	Form of Assignment
Exhibit C	Concentration Limits
Exhibit D	Lockbox Agreement

        THIS AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of April 30, 2009 is made by and between Harley-Davidson Credit Corp., a Nevada corporation, as seller (together with its successors and assigns, the “Seller”) and Harley-Davidson Warehouse Funding Corp., a Nevada corporation and wholly-owned subsidiary of the Seller, as purchaser hereunder (together with its successors and assigns, the “Purchaser”).

        WHEREAS, the Seller and the Purchaser are party to the Receivables Sale Agreement dated as of December 12, 2008 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Initial Sale Agreement”), which sets forth the terms and conditions pursuant to which the Seller conveys, transfers and assigns from time to time, all of its rights, title and interest in, and the Purchaser accepts such conveyance, transfer and assignment of, the “Contract Assets” (as hereinafter defined); and

        WHEREAS, the Purchaser and Seller have, on the terms and conditions set forth herein, agreed to amend and restate the Initial Sale Agreement in its entirety.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the Seller and the Purchaser agree as follows:

ARTICLE I

DEFINITIONS

        SECTION 1.01. General. Unless otherwise defined in this Agreement, capitalized terms used herein (including in the preamble above) shall have the meanings set forth below. If a capitalized term is used in this Agreement and not otherwise defined herein, such term shall have the meaning assigned thereto in the Loan Agreement (as defined below). Unless otherwise defined herein or in the Loan Agreement, all terms used in Article 9 of the UCC in any applicable state are used herein as defined in such Article 9.

        “Assignment” means an assignment executed by the Seller, substantially the form of Exhibit B attached hereto.

        “Closing Date” means the date hereof.

        “Concentration Criterion” means each of the criteria identified in the column “Criteria” on Exhibit C.

        “Concentration Limit” means (a) in respect of any Concentration Criterion, the percentage set forth opposite such Concentration Criterion on Exhibit C and (b) such other concentration limits as are set forth in Section 4.01(o).

        “Contract” means any of the Motorcycle conditional sales contracts or promissory note and security agreements described on the Contract Schedule, and the rights to receive payments associated therewith.

        “Contract Asset” means:>

(i) the Receivables and the Contracts under which the Receivables arise (including, without limitation, all security interests and all rights to receive payments which are collected pursuant thereto after the applicable Cutoff Date, including any liquidation proceeds therefrom, but excluding any rights to receive payments which were collected pursuant thereto on or prior to the applicable Cutoff Date),

(ii) all rights of the Seller under any physical damage or other individual insurance policy (including a “forced placed” policy, if any), any debt insurance policy or any debt cancellation agreement relating to any such Contract, an Obligor or a Motorcycle securing such Contract,

(iii) all security interests in each such Motorcycle and related goods (including returned or repossessed goods),

(iv) all documents contained in the related Contract Files,

(v) all rights of the Seller in the Lockbox Account and the Lockbox Agreement to the extent they relate to the Contracts,

(vi) all rights (but not the obligations) of the Seller under any agreements between Eaglemark and the Seller to the extent they relate to the Contracts,

(vii) all rights of the Seller to certain rebates of premiums and other amounts relating to insurance policies, debt cancellation agreements, extended service contracts or other repair agreements and other items, in each case, financed under such Contracts,

(viii) all guaranties, insurance, supporting obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Contract,

(ix) all other security interests or liens and property subject to such Contract from time to time, if any, purporting to secure payment of such Contract,

(x) all accounts, chattel paper, instruments, payment intangibles, promissory notes, goods, documents, investment property and financial assets consisting of, arising from or related to the foregoing, and

(xi) all proceeds and products of the foregoing items (i) – (x).

        “Contract Rate” means, as to any Contract, the annual rate of interest with respect to such Contract.

        “Contract Schedule” means the schedule of Contracts attached to the Initial Sale Agreement and incorporated herein by this reference, which schedule (a) identifies each Contract constituting part of the Contract Assets and the related Obligor, and (b) sets forth as to each Contract, without limitation, (i) the account number, (ii) the Outstanding Balance as of November 30, 2008, (iii) the origination date, (iv) the maturity date, (v) the state in which such Contract was originated, (vi) the Contract Rate, (vii) a notation identifying the Motorcycle secured thereunder as being new or used, (viii) as of the date the related Obligor applied for financing, the FICO score of the related Obligor, (ix) as of the date the related Obligor was approved for financing, the loan-to-value ratio, (x) the product type, (xi) whether the payment obligation of the related Obligor is currently past due, (xii) the number of times such Contract has remained delinquent for at least thirty (30) days, (xiii) the number of times such Contract has remained delinquent for at least sixty (60) days, (xiv) the number of times such Contract has remained delinquent for at least ninety (90) days, (xv) the number of times such Contract has remained delinquent for at least one hundred twenty (120) days, (xvi) the number of times such Contract has remained delinquent for at least one hundred fifty (150) days and (xvii) the original term and the remaining term of such Contract, as such Contract Schedule shall be deemed supplemented as of each Purchase Date with the delivery of a Notice of Sale and accompanying Contract Schedule Supplement by the Seller to the Purchaser.

        “Contract Schedule Supplement” means, in connection with any Notice of Sale, the accompanying schedule submitted by the Seller to the Purchaser identifying the Contracts then being proposed for sale to the Purchaser on the Purchase Date specified in such Notice of Sale and containing information in respect of each such Contract of the type contained in the original Contract Schedule.

        “Credit Policy” means, in respect of any Contract, the Seller’s origination and underwriting procedures and practices relating to conditional sales contracts and promissory notes and security agreements of the same general type as the Contracts, as disclosed to the Borrower and the Syndication Agents and as in effect on the date hereof, with such modifications as may be permitted in accordance with the terms of this Agreement.

        “Custodian” means Iron Mountain Information Management, Inc. or such other custodian as shall have been approved by the Syndication Agents.

        “Cutoff Date” means, (i) in respect of the Contracts identified in the original Contract Schedule provided in connection with the Initial Sale Agreement, November 30, 2008 and (ii) in respect of the Contracts identified in any Contract Schedule Supplement issued in connection with a Notice of Sale on or after the date hereof, the last calendar day of the month then most recently ended, unless otherwise agreed upon between the Syndication Agents and the Purchaser and specified in the applicable Notice of Sale.

        “Defaulted Contract” means, at any time, a Contract as to which (i) more than 90 days have elapsed since the repossession (and expiration of any redemption period) of the related Motorcycle, (ii) the Servicer has received proceeds from the sale of the related Motorcycle in connection with a repossession, (iii) a determination has been made by the Servicer that all recoverable amounts have been received, or (iv) any portion of the payments on the Outstanding Balance remain unpaid for one hundred fifty (150) or more days.

        “Eaglemark” means Eaglemark Savings Bank, a Nevada state thrift chartered as an Industrial Loan Company that is a wholly-owned subsidiary of the Seller.

        “Eligible Contract” means, as of any date of determination, a Contract:

(a) that is not a Contract as to which any payment or part thereof (i) remains unpaid for more than thirty (30) days from the due date thereof, (ii) has remained unpaid for more than thirty (30) days following the due date thereof two (2) or more times during the life of such Contract and (iii) has at any time during the life of such Contract remained unpaid for more than sixty (60) days following the due date thereof,

(b) that constitutes “tangible chattel paper” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,

(c) that (i) was originated in the United States by an Originator in the ordinary course of business, (ii) if originated in the state of Pennsylvania or Maryland, was originated by HDCC or acquired by HDCC at a time when HDCC had, and is being acquired by the Purchaser hereunder at a time when the Purchaser has, all requisite licensing and authority in such jurisdiction; provided that if the Syndication Agents are provided evidence satisfactory to them that the Borrower may acquire all right, title and interest in and to a Contract originated in the state of Pennsylvania or Maryland, as applicable, by HDCC or acquired by HDCC prior to HDCC or the Purchaser being licensed in Pennsylvania or Maryland, as applicable, and will thereupon have a perfected security interest in the related Motorcycle, such Contract may be considered an Eligible Contract notwithstanding this clause (c)(ii), (iii) was not originated in the state of Texas (a “Texas Contract”); provided, however, that after an opinion of Texas counsel, in form and substance reasonably satisfactory to the Syndication Agents, has been delivered to the Syndication Agents providing that a Texas Contract is secured by a first priority security interest in favor of the Purchaser (and, without notation on the applicable certificate of title, its assignees) in the related Motorcycle, a Texas Contract may be considered an Eligible Contract notwithstanding this clause (c)(iii); provided, further, that should the Purchaser present the Syndication Agents with evidence which in the Syndication Agents’ sole discretion is satisfactory in establishing the Purchaser’s first priority security interest in the Texas Contracts, such opinion of Texas counsel shall not be required and (iv) if originated by Eaglemark, was sold by Eaglemark to and taken into the possession of the Seller for value in the ordinary course of business, free and clear of any Adverse Claim and without any fraud or misrepresentation on the part of Eaglemark,

(d) (i) that was fully and properly executed by the parties thereto, (ii) that contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for realization against the collateral, (iii) that is evidenced by only one original executed Contract, which original has been delivered to the Servicer or the Custodian, (iv) the term of which has not been extended, and (v) the terms of which have not been waived, altered or modified in any respect, except by instruments or documents included in the related Contract File,

(e) that (i) is a conditional sales contract or a promissory note and security agreement relating to the retail purchase of a Motorcycle, (ii) has an Outstanding Balance of at least $500, (iii) is denominated and payable only in Dollars, (iv) has a Contract Rate not less than 1% per annum, (v) has an original term of not more than eighty-four (84) months, (vi) provides that the Obligor shall make monthly payments of principal and interest that (if timely made) fully amortize the amount financed over the term of the Contract, (vii) at the time of the related Obligor’s approval for financing, has a loan-to-value ratio not more than (A) 120%, in the case of an Obligor with a FICO score of less than 700 and (B) 140%, in the case of an Obligor with a FICO score of greater than or equal to 700; provided that the Outstanding Balance of Contracts having a loan-to-value ratio greater than 130% may not at any time exceed 5% of the aggregate Outstanding Balance of all Contracts and (viii) is not a Delta Loan as such term is used by the Seller in its Credit Policy as in effect on the date hereof,

(f) under which the Obligors have been instructed to make payments to a Lockbox Account (either directly by remitting payments to the Lockbox Account, or indirectly by making payments through direct debit, the telephone or the internet to an account of the Servicer which payments will be subsequently transferred from such account to the Lockbox Bank for handling in accordance with the Lockbox Agreement),

(g) the Obligor of which (i) maintains an address in the United States, (ii) is not an Affiliate of any of the parties hereto, (iii) is not the United States government or an agency, authority, instrumentality or other political subdivision thereof, (iv) had, as of the date the related Obligor was approved for financing, a FICO score not less than 640 and (v) has made at least one payment on the Contract,

(h) that is not a Contract (i) under which the Obligor, to the Seller’s knowledge, is or has been at any time since the date one year prior to the applicable Cutoff Date, subject to any bankruptcy proceeding or (ii) which, consistent with the Collection Policy, has been or should be written off as uncollectible,

(i) (i) with respect to which the Seller, in accordance with its policies and procedures, has determined, as of the date of origination of such Contract, that the related Obligor had obtained or agreed to obtain physical damage insurance covering the Motorcycle and (ii) the terms of which require that the Motorcycle securing such Contract will be covered by physical damage insurance for the term of such Contract,

(j) that is not assumable by another Person in a manner which would release the Obligor thereof from such Obligor’s obligations with respect to such Contract,

(k) under which, (i) no default, breach, violation or event permitting acceleration existed with respect thereto and no event (other than a payment default of 29 days or less) had occurred which, with notice or the expiration of any grace period, would constitute such a default, breach, violation or event permitting acceleration thereunder and (ii) the Seller has not waived any default, breach, violation or event permitting acceleration,

(l) as to which (i) prior to the transfer of such Contract to the Purchaser, the Seller had good and marketable title, free and clear of any Adverse Claim and was the sole owner, with full right to transfer such Contract to the Purchaser, and (ii) immediately upon the purported transfer of such Contract by the Seller to the Purchaser in accordance with the terms hereof, the Purchaser shall have good and marketable title free and clear of any Adverse Claim (other than the security interest granted by the Purchaser in favor of the Program Agent, for the benefit of the Secured Parties, pursuant to the Loan Agreement),

(m) that created a valid, perfected first-priority security interest in a new or used Motorcycle (which has not been repossessed) in favor of the Seller or the Originator thereunder, which (unless originally granted to the Seller) has been validly assigned to the Seller and which, pursuant to this Agreement, has been validly assigned to the Purchaser, such that the Purchaser has a continuing, valid, enforceable, perfected first-priority security interest in the Motorcycle that is not subject to any Adverse Claim,

(n) that (i) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of the Originator thereunder or the Seller or any of its assignees under such Contract, (ii) does not contain a confidentiality provision that could have the effect of restricting the ability of the Purchaser or the Secured Parties to review such Contract and (iii) was not originated in or subject to the laws of any jurisdiction whose laws would make the sale, transfer or assignment of such Contract under this Agreement or the pledge of such Contract under the Loan Agreement unlawful, void or voidable,

(o) that (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance created thereunder and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and (ii) has not been satisfied or subordinated in whole or in part or rescinded,

(p) that is not subject to any right of rescission, setoff, counterclaim or other defense (including defenses arising out of violations of usury laws) and for which the operation of any of its terms or the exercise of any right thereunder will not render such Contract unenforceable in whole or in part, nor subject to any right of rescission, setoff, counterclaim or other defense (including defenses arising out of violations of usury laws).

(q) that does not contravene any law, rule or regulation applicable thereto (including, without limitation, any federal or state law, rule or regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, usury, motor vehicle installment loans and privacy) and with respect to which no part of such Contract related thereto is in violation of any such law, rule or regulation,

(r) that satisfies in all material respects all applicable requirements of the Credit Policy,

(s) as to which the Seller has satisfied and fully performed all obligations on its part with respect to such Contract required to be fulfilled by it, and no further action is required to be performed by Eaglemark or the Seller in order to make the related Obligor’s payment obligation thereunder unconditionally due and payable,

        (t) that is not a Defaulted Contract, and

        (u) that, if the Obligor thereon is a resident of the State of Maryland, or the related Motorcycle was sold in the State of Maryland, (i) was originated by Eaglemark as a loan to the Obligor and was not acquired by Eaglemark as an installment contract or conditional sales contract, (ii) has an original principal balance of more than $6,000, and (iii) is (A) in a form substantially similar to the Eaglemark form Promissory Note (Simple Interest) and Security Agreement bearing the identification LEG21 1208 Revised 1/2009, (B) in another form as may be approved as a “Maryland Note” in an opinion of K&L Gates (or other counsel reasonably satisfactory to the Syndication Agents) and substantially similar to the opinion dated as of April 30, 2009 rendered by K&L Gates in connection with the Loan Agreement or (C) in a form otherwise determined by the Syndication Agents to be satisfactory for purposes of eligibility as a Contract hereunder.

        “Eligible Post-Sale Contract” means, at any time, any Contract, following its purchase by the Purchaser hereunder, that (i) satisfied all the requirements to be an Eligible Contract on its Purchase Date (or, in the case of the Contracts identified in the original Contract Schedule provided in connection with the Initial Sale Agreement, as of the applicable Cutoff Date) and (ii) continues to satisfy all the requirements to be an Eligible Contract other than the requirements set forth in the following clauses of the definition of “Eligible Contract:” clause (a) (provided that it is not a Contract as to which any payment or part thereof remains unpaid for more than ninety (90) days from the due date thereof and is not a Contract that has been or should, in accordance with the Collection Policy, have been charged-off), clause (d)(iv) (provided that any extension thereof shall have been made in accordance with the Collection Policy), clause (e)(ii) or clause (k) (provided that the only default, breach or violation under such Contract is a payment default, such payment default has not continued unremedied for more than ninety (90) days from the due date thereof and such Contract is not a Contract that has been or should, in accordance with the Collection Policy, have been charged-off).

        “Initial Sale Agreement” has the meaning set forth in the preamble to this Agreement.

        “Loan Agreement” means the Loan and Servicing Agreement dated as of April 30, 2009, by and among the Seller, as servicer, the Purchaser, as borrower, the commercial paper conduits from time to time party thereto as conduit lenders, the financial institutions from time to time party thereto as committed lenders, the financial institutions from time to time party thereto as administrative agents and JPMorgan Chase Bank, N.A., as program agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

        “Lockbox Account” means the lockbox account maintained by the Lockbox Bank and subject to the terms of the Lockbox Agreement.

        “Lockbox Agreement” means that certain Fifth Amended and Restated Agreement Regarding Lockbox Administration, dated as of November 1, 2000, among HDCC, the trust depositors party thereto and the Lockbox Bank and acknowledged by the trustees thereunder, as the same may have been and may be amended or supplemented from time to time, and attached hereto as Exhibit D.

        “Lockbox Bank” means Bank of America, N.A. and its successors and assigns.

        “Motorcycle” means a new or used motorcycle manufactured by Harley-Davidson Motor Company, the sale of which shall have given rise to a Contract.

        “Notice of Sale” means a written notice of a sale substantially in the form of Exhibit A attached hereto.

        “Purchase” has the meaning set forth in Section 2.01(a).

        “Purchase Date” means the Closing Date and any subsequent date on which any Contract Asset is acquired by the Purchaser pursuant to the terms of this Agreement.

        “Purchase Price” has the meaning set forth in Section 2.01(c).

        “Purchaser” has the meaning set forth in the preamble to this Agreement.

        “Receivable” means any indebtedness owed by an Obligor to the Seller (before giving effect to the sale of such Contract hereunder) under a Contract.

        “Repurchase Price” means, with respect to any Contract (and the related Contract Assets), the sum of (i) the Outstanding Balance of such Contract plus (ii) any accrued and unpaid interest and fees related thereto.

        “Seller” has the meaning set forth in the preamble to this Agreement.

        “UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

ARTICLE II

TRANSFER OF CONTRACTS; ASSIGNMENT OF AGREEMENT

        SECTION 2.01. Purchase, Purchase Price.

(a) The Contract Schedule identifies all Contracts sold and assigned by the Seller to the Purchaser under the Initial Sale Agreement. From time to time hereafter the Seller agrees to sell, transfer, assign, set over and otherwise convey to the Purchaser, and the Purchaser agrees to purchase and accept from the Seller, without recourse (except to the extent expressly provided herein), on a Purchase Date, such additional Contracts and Contract Assets as may be designated to be transferred by the Seller to the Purchaser on such date (each such sale, transfer and assignment, a “Purchase”).

(b) Prior to each Purchase Date, the Seller shall deliver a Notice of Sale to the Purchaser identifying the Contracts to be sold and/or contributed by the Seller to the Purchaser and the Purchase Price of such Contracts and their related Contract Assets to be transferred on such Purchase Date. Each Notice of Sale shall be accompanied by an executed Assignment and a Contract Schedule Supplement setting forth a list of the Contracts being transferred by the Seller to the Purchaser on such Purchase Date and containing the requisite details in respect of each such Contract. The Seller shall provide the Purchaser such additional information relating to such Contracts as the Purchaser may reasonably request, including, without limitation any information as may be required to demonstrate that such Contracts are Eligible Contracts. From and after such Purchase Date, the Contracts identified on the Contract Schedule Supplement attached to such Notice of Sale together with their related Contract Assets shall be deemed to be Contract Assets hereunder.

(c) The “Purchase Price” for the Contracts and the other Contract Assets that are conveyed to the Purchaser under this Agreement on any Purchase Date shall be an amount equal to 100% of the Outstanding Balance of the Contracts being sold on such Purchase Date, as adjusted at or prior to such Purchase Date to reflect such factors, if any, as the Seller and the Purchaser mutually agree and represent will result in a Purchase Price determined to be the fair market value of such Contracts and other Contract Assets. The Purchase Price shall be paid by the Purchaser to the Seller on the related Purchase Date in cash or, with the consent of the Seller (i) by a contribution to the capital of the Purchaser or (ii) any combination of cash and such a capital contribution.

(d) Although the Seller and the Purchaser agree that any such transfer is intended to be a sale of ownership in the Contract Assets, or a contribution of capital, rather than the mere granting of a security interest to secure a borrowing, in the event such transfer is deemed to be of a mere security interest to secure indebtedness (a “Recharacterization”), the Seller shall be deemed to have granted, and the Seller hereby grants, to the Purchaser a perfected first priority security interest in the Seller’s right, title and interest in and to such Contract Assets and this Agreement shall constitute a security agreement under applicable law. In the case of any Recharacterization, each of the Seller and the Purchaser represents and warrants as to itself that each remittance of Collections in respect of the Contracts to the Purchaser will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and the Purchaser and (ii) made in the ordinary course of business or financial affairs of the Seller and the Purchaser.

        SECTION 2.02. Assignment of Agreement. The Seller acknowledges that, pursuant to the Loan Agreement, the Purchaser will grant to the Program Agent, for the benefit of the Secured Parties, a security interest in all of its right, title and interest in and to the Contract Assets and its right to exercise any and all of its remedies hereunder, including without limitation, its remedies under Section 6.01 hereof. The Seller consents to such grant. The Seller acknowledges and agrees that the Secured Parties may enforce directly, without joinder of the Purchaser, the obligations of the Seller set forth herein, all in accordance with and subject to the conditions set forth in the Loan Agreement. Without limiting the generality of the foregoing, the Purchaser hereby authorizes the Program Agent to make demand and the Seller to honor any such demand, and the Seller hereby agrees to honor any such demand made by the Program Agent, at any time for payment on any claim of the Purchaser under Article VI or VII hereof.

ARTICLE III

CONDITIONS PRECEDENT

        SECTION 3.01. Conditions Precedent to the Effectiveness of the Agreement. On or before the Closing Date,

(a) The Seller shall deliver or cause to be delivered to the Purchaser each of the following:

(i) A certificate of an officer of the Seller in form and substance reasonably satisfactory to the Purchaser;

(ii) An opinion of counsel for the Seller in form and substance reasonably satisfactory to the Purchaser;

(iii) Copies of resolutions of the Board of Directors of the Seller or of the Executive Committee of the Board of Directors of the Seller approving the execution, delivery and performance of this Agreement and the transactions contemplated hereunder, certified in each case by the Secretary or an Assistant Secretary of the Seller;

(iv) Officially certified recent evidence of due incorporation and good standing of the Seller under the laws of Nevada; and

(v) Evidence of proper filing with the appropriate office in Nevada (i) a UCC-1 financing statement naming the Seller as debtor, the Purchaser as assignor secured party, the Program Agent as assignee secured party and identifying the Contract Assets as collateral and (ii) a UCC-1 financing statement naming the Purchaser as debtor, the Program Agent as secured party, and listing the Contract Assets as collateral.

(b) Each of the conditions precedent to the effectiveness of the Loan Agreement shall have been satisfied or waived.

        SECTION 3.02. Conditions Precedent to each Purchase: Documentation. The Purchaser’s obligation to pay for any Contract Assets on any Purchase Date shall be subject to the condition precedent that on or prior to such Purchase Date it shall have received each of (or satisfactory confirmation of) the following:

(a) a Notice of Sale together with the related Contract Schedule Supplement identifying the Contract Assets to be transferred on such Purchase Date;

(b) an Assignment dated as of such Purchase Date and executed by the Seller;

(c) the Records related to the Contract Assets that are the subject of such Purchase have been delivered to the Servicer or the Custodian for the benefit of the Purchaser and the Secured Parties and such Records, if delivered to the Custodian, remain subject to the terms and conditions of the Custody Agreement; and

(d) such other information relating to such Contract Assets as the Purchaser or any Secured Party may have reasonably requested.

        SECTION 3.03. Conditions Precedent to each Purchase: Other. The Purchaser’s obligation to pay for any Contract Assets on any Purchase Date shall be subject to the further conditions precedent that (a) the Termination Date shall not have occurred, (b) no Event of Termination shall have occurred and be continuing, (c) each Contract to be transferred on such Purchase Date constitutes an Eligible Contract as of its respective Cutoff Date, (d) each of the representations and warranties set forth in Article IV is true and correct in all material respects on such Purchase Date (except for those representations and warranties which are specifically made only as of a specific date, which such representations and warranties shall be correct on and as of the date made), and (e) the Seller is in compliance in all material respects with the covenants set forth in Article V. The acceptance by the Seller of the Purchase Price in connection with any Purchase shall be deemed to be a representation and warranty by the Seller that immediately prior to and upon giving effect to such Purchase each of the foregoing conditions precedent shall have been satisfied.

        It is expressly understood that each Purchase shall, unless otherwise directed by the Program Agent on behalf of the Secured Parties, occur automatically on each Purchase Date without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of the Seller to satisfy any of the foregoing conditions precedent in respect of such Purchase. The failure of the Seller to satisfy any of the foregoing conditions precedent in respect of any Purchase shall give rise to a right of the Purchaser, which right may be exercised at any time on the demand of the Program Agent, to rescind the related Purchase in respect of any affected Contract or Contract Assets and direct the Seller to pay to the Purchaser, for the benefit of the Program Agent and the Secured Parties, an amount equal to the Repurchase Price of such Contracts and Contract Assets pursuant to the terms set forth in Article VI.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        The Seller makes the following representations and warranties, on which the Purchaser will rely in purchasing the Contract Assets and in concurrently pledging the same to the Lenders, and on which the Lenders will rely under the Loan Agreement. The representation and warranties shall survive the pledge of the Contracts to the Secured Parties.

        SECTION 4.01. Representations and Warranties Regarding Seller. The Seller represents and warrants, as of the execution and delivery of this Agreement and as of each Purchase Date that:

(a) Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power to own its assets and to transact the business in which it is currently engaged. The Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets, or condition (financial or otherwise) of the Seller or the Purchaser. The Seller is properly licensed in each jurisdiction to the extent required by the laws of such jurisdiction to own, sell and transfer the Contracts in accordance with the terms of this Agreement, except where the failure to be so licensed would not have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Seller.

(b) Authorization; Binding Obligation. The Seller has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.

(c) No Consent Required. The Seller is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the transfer of the Contract Assets hereunder, or the execution, delivery, performance, validity or enforceability of this Agreement, except for (i) such consents, licenses, approvals or authorizations as have already been obtained and (ii) those consents, licenses, approvals or authorizations which the failure to obtain would not have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Seller.

(d) No Violations. The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not violate any provision of any existing law or regulation or any order or decree of any court or of any Federal or state regulatory body or administrative agency having jurisdiction over the Seller or any of its properties or the Articles of Incorporation or Bylaws of the Seller, or constitute a breach of any mortgage, indenture, material contract or other material agreement to which the Seller is a party or by which the Seller or any of the Seller’s properties may be bound, or result in the creation or imposition of any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind upon any of its properties pursuant to the terms of any such mortgage, indenture, contract or other agreement, other than as contemplated by the Facility Documents.

(e) Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to the knowledge of the Seller threatened in writing, against the Seller or any of its properties (i) with respect to this Agreement, or (ii) which could reasonably be likely to have a material adverse effect on the business, properties, assets or condition (financial or other) of the Seller or the transactions contemplated by this Agreement.

(f) State of Incorporation; Name; No Changes. The Seller’s state of incorporation is the State of Nevada. The Seller’s exact legal name is as set forth in the first paragraph of this Agreement. The Seller has not changed its name whether by amendment of its Articles of Incorporation, by reorganization or otherwise, and has not changed its state of incorporation, within the four months preceding the Closing Date.

(g) Solvency. The Seller, after giving effect to the conveyances made by it hereunder, is Solvent.

(h) Accuracy of Information. All written information (other than projected financial information) heretofore furnished by the Seller to the Purchaser (or its assigns) for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such written information regarding any Contract Assets which relates to (i) actions or omissions of the Seller on or prior to such Purchase Date in respect of such Contract Assets or (ii) the characteristics or other facts or circumstances in respect of such Contract Assets as of any date on or prior to the such Purchase Date, hereafter furnished by the Seller to the Purchaser (or its assigns) in connection with this Agreement will be true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading as of the date such information is stated or certified; provided, that, with respect to projected financial information, the Seller represents only that such information was prepared in good faith upon assumptions believed to be reasonable at the time (it being understood that the actual results may vary from the projected financial information).

(i) Compliance with Law. The Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Seller.

(j) Payments to the Seller. With respect to each Purchase hereunder, the Purchase Price received by the Seller in respect thereof constitutes reasonably equivalent value in consideration therefor and such transfer of the related Contract Assets was not made for or on account of an antecedent debt. No transfer by the Seller of any Contract Assets hereunder is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(k) Investment Company Act. The Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(l) Eligible Contract. Each Contract identified on the Contract Schedule constitutes an Eligible Contract as of its respective Cutoff Date. As of the date hereof, a sufficient number of the Contracts identified in the original Contract Schedule provided in connection with the Initial Sale Agreement remain Eligible Contracts such that the “Borrowing Base” exceeds the “Aggregate Principal Balance” (as each such term is defined in the Loan Agreement) after giving effect to the initial loans and advances being made thereunder.

(m) Contract Schedule. The information set forth on the Contract Schedule is true, complete and correct in all material respects as of, in the case of each Contract identified therein, its respective Cutoff Date, except with respect to the information regarding (i) the FICO score of the related Obligor, which shall have been true, complete and correct as of the date the related Obligor applied for financing, and (ii) the loan-to-value ratio of the related Contract, which shall have been true, complete and correct as of the date the related Obligor was approved for financing.

(n) Lockbox Bank. The Lockbox Bank is the only institution holding any deposit account or any other account for receipt of payments from Obligors (except as otherwise contemplated by clause (f) of the definition of Eligible Contract), and no person claiming through or under the Seller has any claim or interest in the Lockbox Account other than the Lockbox Bank; provided, however, that other “Trusts” (as defined in the Lockbox Agreement), the Seller, the Purchaser and, to the extent that Eaglemark or a dealer repurchases any Contract or similar contract, Eaglemark or such dealer shall have an interest in certain other collections therein not related to the Contracts. A true and correct copy of the Lockbox Agreement is attached hereto as Exhibit D.

(o) Concentration Limits. As of any Purchase Date:

(i) With respect to each Concentration Criterion, the aggregate Outstanding Eligible Balance of all Contracts on the Contract Schedule that have an original term, have an Obligor in a specified State or in respect of which such Concentration Criterion otherwise applies, as a percentage of the aggregate Outstanding Eligible Balance of all Contracts, does not exceed the Concentration Limit for such Concentration Criterion.

(ii) The weighted average FICO score, as of the respective dates of application for financing of the related Obligors, in respect of the Contracts on the Contract Schedule, as determined on the basis of the Outstanding Eligible Balance of such Contracts, is not less than 715.

(iii) The weighted average loan-to-value ratio, as of the respective dates of approval for financing of the related Obligors, in respect of the Contracts on the Contract Schedule, as determined on the basis of the Outstanding Eligible Balance of such Contracts, is not more than 105%.

(p) Compliance with the Contracts, the Credit Policy and the Collection Policy. The Seller has (i) fully performed and complied in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts transferred hereunder and (ii) complied, at all times prior to the Purchase Date thereof, in all material respects with the Credit Policy and the Collection Policy (as defined in the Loan Agreement) with regard to each such Contract.

(q) Insurance Payments. The Seller is not obligated to, and does not, pay any premiums or any other amounts in connection with any insurance policy, surety bond or other credit source relating to the Contract Assets. The Seller is not obligated to, and does not, pay any amounts in connection with any swap, hedge or other derivative agreement on behalf of the Purchaser or any holder of an interest relating to the Contract Assets.

(r) Seller’s Intent. The Seller has not entered into any transaction hereunder for the purpose or with the intent of absorbing losses that would otherwise be borne by the Purchaser or any other party to the Facility Documents.

        SECTION 4.02. Representations and Warranties Regarding the Contracts in the Aggregate. The Seller represents and warrants, as of the execution and delivery of this Agreement and as of each Purchase Date that:

(a) Notice of Sale. The information set forth in each Notice of Sale is true and accurate as of the related Purchase Date.

(b) Marking Records. The Seller has caused the Computer File relating to the Contracts sold hereunder and concurrently pledged by the Purchaser to the Secured Parties to be clearly and unambiguously marked to indicate that such Contracts constitute part of the Contract Assets, are owned by the Purchaser and constitute security for the Loans.

(c) True Sale. The transactions contemplated by this Agreement constitute an absolute sale, capital contribution, transfer and assignment from the Seller to the Purchaser of all of the Seller’s right, title and interest in the Contract Assets as of, in the case of any such Contract Assets, its related Purchase Date.

(d) All Filings Made. (i) All filings (including, without limitation, UCC filings) required to be made and actions required to be taken or performed in any jurisdiction to give the Purchaser a first priority perfected lien on, or ownership interest in, the Contracts and the proceeds thereof and in the other Contract Assets have been made, taken or performed; (ii) other than the filings permitted under clause (i) above, no other consensual filings of financing statements have been made against the Seller; and (iii) to the Seller’s knowledge, no non-consensual filings of financing statements have been filed which describe any interest in the Contracts or any Contract Assets.

        SECTION 4.03. Representations and Warranties Regarding the Contract Files. The Seller represents and warrants, as of the execution and delivery of this Agreement and as of each Purchase Date:

(a) Possession. Immediately prior to the related Purchase Date, the Servicer or the Custodian, will have possession of each original Contract and the related complete Contract File transferred hereunder. As of such Purchase Date, each of the documents which is required to be signed by the Obligor has been signed by the Obligor in the appropriate spaces, all blanks on any form have been properly filled in and each form has otherwise been correctly prepared in all material respects. The complete Contract File for each Contract listed on the Contract Schedule delivered on such Purchase Date is in the possession of the Servicer or the Custodian.

(b) Bulk Transfer Laws. The transfer, assignment and conveyance of the Contracts and the Contract Files by the Seller pursuant to this Agreement is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

ARTICLE V

PERFECTION OF TRANSFER AND PROTECTION OF SECURITY INTERESTS

        SECTION 5.01. Custody of Contracts. The contents of each Contract File relating to the Contract Assets conveyed hereunder shall be held by the Servicer or the Custodian, for the benefit of the Purchaser as the owner thereof in accordance with this Agreement.

        SECTION 5.02. Filing. The Seller has caused the UCC financing statement(s) referred to in Section 3.01(a)(v)hereof to be filed and from time to time the Seller shall take and cause to be taken such actions and execute such documents as are necessary or desirable or as the Purchaser may reasonably request to perfect and protect the Purchaser’s ownership interest in the Contract Assets against all other Persons, including, without limitation, the filing of financing statements, amendments thereto and continuation statements, the prompt termination of any non-consensual financing statements that describe any interest in the Contracts or any Contract Assets, the execution of transfer instruments and the making of notations on or taking possession of all records or documents of title constituting Contract Assets. The Seller authorizes the Purchaser to file financing statements describing the Contract Assets as collateral. All financing statements filed or to be filed against the Seller in favor of the Purchaser in connection herewith describing the Contract Assets as collateral shall contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement, except as permitted in the Amended and Restated Receivables Sale Agreement, will violate the rights of the Secured Party.”

        SECTION 5.03. Name Change or Relocation. (a) During the term of this Agreement, the Seller shall not change its name, identity or structure or state of incorporation without first giving at least 30 days’ prior written notice to the Purchaser and the Program Agent.

        (b) If any change in the Seller’s name, identity or structure or other action would make any financing or continuation statement or notice of ownership interest or lien filed under this Agreement seriously misleading within the meaning of applicable provisions of the UCC or any title statute, the Seller, no later than five days after the effective date of such change, shall file such amendments as may be required to preserve and protect the Purchaser’s interests in the Contract Assets and proceeds thereof. In addition, the Seller shall not change its state of incorporation unless it has first taken such action as is advisable or necessary to preserve and protect the Purchaser’s interest in the Contract Assets. Promptly after taking any of the foregoing actions, the Seller shall deliver to the Purchaser and the Program Agent an opinion of counsel stating that, in the opinion of such counsel, all financing statements or amendments necessary to preserve and protect the interests of the Purchaser in such of the Contract Assets as may be perfected by filing a financing statement under the applicable UCC have been filed, and reciting the details of such filing.

        SECTION 5.04. Costs and Expenses. The Seller agrees to pay all reasonable costs and disbursements in connection with the perfection and the maintenance of perfection, as against all third parties, of the Purchaser’s right, title and interest in and to the Contract Assets (including, without limitation, the security interest in the Motorcycles related thereto).

        SECTION 5.05. Sale Treatment.Each of the Seller and the Purchaser shall treat each transfer of Contract Assets to the Purchaser as a sale or capital contribution for all purposes, although the Seller and the Purchaser acknowledge that the consolidated financial statements of the Seller and the Purchaser shall be prepared in accordance with generally accepted accounting principles and, as a result of the consolidation required by generally accepted accounting principles, the transfers will be reflected as a financing by the Seller in its consolidated financial statements; provided, however, that (i) appropriate notations shall be made in any such consolidated financial statements (or in the accompanying notes) to indicate that the Purchaser is a separate legal entity from the Seller and to indicate that the Purchaser’s assets and credit are not available to satisfy the debts and other obligations of the Seller, (ii) such assets shall also be listed separately on any balance sheet of the Purchaser prepared on a stand alone basis, and (iii) following the occurrence of any Insolvency Event in respect of the Seller, the Contracts and Contract Assets purportedly conveyed to the Purchaser hereunder would not constitute part of the Seller’s estate in bankruptcy.

        SECTION 5.06. Separateness from the Purchaser. The Seller acknowledges that the Secured Parties are entering into the transactions contemplated by the Loan Agreement and the other Facility Documents in reliance upon the Purchaser’s identity as a legal entity that is separate from the Seller and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Agreement, the Seller (as the sole shareholder of the Purchaser) will take all reasonable steps including, without limitation, all steps that the Purchaser or any assignee of the Purchaser may from time to time reasonably request to maintain the Purchaser’s identity as a separate legal entity and to make it manifest to third parties that the Purchaser is an entity with assets and liabilities distinct from those of the Seller and any Affiliates thereof and not just a division of the Seller. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller (i) will not hold itself out to third parties as liable for the debts of the Purchaser nor purport to own the Contract Assets and other assets acquired by the Purchaser, (ii) will take all other actions necessary on its part (as the sole shareholder of the Purchaser) to ensure that the Purchaser is at all times in compliance with the covenants set forth in Section 5.01(i) of the Loan Agreement and (iii) will conduct all business between the Seller and the Purchaser on an arm’s-length basis. The Seller agrees to take or refrain from taking or engaging in with respect to the Purchaser each of the actions or activities specified in the “substantive consolidation” opinion of Foley & Lardner LLP (or in any related certificate of the Seller) delivered on the Closing Date, upon which the conclusions expressed therein are based.

        The Seller also acknowledges that it will agree to serve as initial Servicer of the Contracts and the other Contract Assets after the same have been sold to the Purchaser hereunder. In its capacity as Servicer, HDCC will make representations, warranties, covenants and indemnities under the Loan Agreement for the benefit of the Secured Parties.

        SECTION 5.07. Negative Pledge. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Contract Asset, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Purchaser provided for herein), and the Seller will defend the right, title and interest of the Purchaser in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Seller.

        SECTION 5.08. Credit Policy. The Seller shall provide written notice to the Purchaser not less than five (5) Business Days prior to the effectiveness of any material change in or material amendment to the Credit Policy that relates to or otherwise affects Motorcycle conditional sales contracts or promissory note and security agreements of the type contemplated to be sold or assigned as Contracts hereunder. If any change in or amendment to the Credit Policy could reasonably be likely to adversely affect the collectibility of the Contracts generally, such change or amendment shall not be given effect without the prior consent of the Purchaser.

ARTICLE VI

REPURCHASE OBLIGATION

        SECTION 6.01. Repurchases of Contract. (a) The Seller hereby agrees, that if on any day:

(i) it shall be determined that any representation or warranty of the Seller set forth in Section 4.01(l), (m), (n) or (o) or in Section 4.02(a) or (c) (disregarding for this purpose any qualification in any such provisions of “to the Seller’s knowledge” or words of like import) was not true and accurate as of the applicable Purchase Date;

(ii) in the case of any representation or warranty of the Seller identified in clause (i) above that is made in reference to (or uses, directly or indirectly, any defined term that makes reference to) a Cutoff Date, the date of approval for financing of the related Obligor, the date the related Obligor applied for financing or any other date that is earlier than the Purchase Date related thereto, it shall be determined that had such representation or warranty instead been made in reference to (or had such defined term instead made reference to) such Purchase Date, such representation and warranty would not have been true and accurate as of such Purchase Date; or

(iii) it shall be determined that any other representation or warranty of the Seller set forth in Article IV was not true and accurate as of any Purchase Date and the failure of such representation and warranty to be true and accurate as of such Purchase Date has impaired or diminished in any material respect (x) the right, title or interest of the Purchaser purportedly created hereunder in any Contract or Contract Asset or (y) the value or collectibility of any such Contract or Contract Asset, then the Seller shall repurchase each affected Contract (together with all related Contract Assets) conveyed on the applicable Purchase Date, at the Repurchase Price for such affected Contract, not later than the Settlement Date under the Loan Agreement immediately following the date that the Seller shall have first become or been made aware of the event or circumstance giving rise to such repurchase obligation.

        (b) With respect to any Contract Assets which have been repurchased by the Seller pursuant to clause (a) above, the Purchaser shall, on the Settlement Date on which such repurchase occurs and at the expense of the Seller (i) without recourse, retransfer to the Seller all of its right, title and interest in, to and under the affected Contract Assets and all proceeds of the foregoing, and (ii) execute any and all instruments, certificates and other documents reasonably necessary or advisable to effect such retransfer.

ARTICLE VII

INDEMNITIES

        SECTION 7.01. Indemnities by the Seller. (a) Without limiting any other rights that the Purchaser may have hereunder or under applicable law, the Seller hereby agrees to indemnify (and pay upon demand to) the Purchaser and its officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’fees (which attorneys may be employees of the Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or by reason of (i) the Seller’s failure to perform any of its duties, covenants or other obligations in accordance with the provisions of this Agreement, (ii) any representation or warranty made by the Seller (or any officers of the Seller) under or in connection with this Agreement or any other written information or report delivered by the Seller pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made, (iii) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with any Motorcycle or other merchandise, insurance or services provided by the Seller or any of its Affiliates and that are the subject of any Contract Asset, (iv) any taxes that may at any time be asserted against any Indemnified Party as a result of or relating to the sale contemplated herein, including any sales, gross receipts in respect of the Contracts, gross margin, general corporation, tangible personal property, Illinois personal property replacement privilege or license taxes and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by the Seller under this Agreement or imposed against the Purchaser or otherwise, or (v) any Contract being determined to not constitute an Eligible Contract as of the applicable Purchase Date, including without limitation, Indemnified Amounts based on or resulting from:

(i) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Contract Asset related thereto, or the nonconformity of any Contract Asset with any such applicable law, rule or regulation or any failure of the Seller to keep or perform any of its obligations, express or implied, with respect to any Contract;

(ii) any dispute, claim, offset or defense of the Obligor (other than discharge or stay in bankruptcy of the Obligor) to the payment of any Contract (including, without limitation, a defense based on such Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the Motorcycle or other merchandise or service provided by the Seller or any of its Affiliates and related to such Contract Asset or the furnishing or failure to furnish such merchandise or services;

(iii) the commingling of Contract Assets with other funds of the Seller;

(iv) any investigation, litigation or proceeding related to or arising from this Agreement, the transactions contemplated hereby, the use of the proceeds of the purchase hereunder, the ownership of the Contract Assets or any other investigation, litigation or proceeding relating to the Seller in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(v) any inability to litigate any claim against any Obligor in respect of any Contract Asset as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty from any legal action, suit or proceeding;

(vi) any failure to vest and maintain vested in the Purchaser, or to transfer to the Purchaser, legal and equitable title to, and ownership of, the Contract Assets, free and clear of any Adverse Claim;

(vii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Contract Assets, and the proceeds of any thereof in accordance with this Agreement, whether at the time of the purchase or at any subsequent time;

(viii) with respect to any Contract, (x) any action by the Seller, (y) any failure by the Seller to take any action required by law or (z) any failure by the Seller to take any action necessary to eliminate the appearance of the Seller being the owner of or having rights in such Contract, which action or failure reduces or impairs the rights of the Purchaser with respect to such Contract or the value of such Contract; and

(ix) any attempt by the Seller or any of its Affiliates to void the purchase hereunder under statutory provisions or common law or equitable action.

        (b) Notwithstanding anything to the contrary contained in Section 7.01(a), the Seller shall have no obligation to indemnify (and shall not indemnify) any Indemnified Party for:

(i) Indemnified Amounts to the extent that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent the same includes losses in respect of Contract Assets that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor, or diminution in the value of the Contract Assets other than as a result of the acts or omissions of the Seller, in each case at any time following the Purchase Date related thereto; or

(iii) Franchise taxes imposed upon any Indemnified Party or taxes imposed by the federal government or jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party.

        SECTION 7.02. Other Costs and Expenses. The Seller shall pay to the Purchaser on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement and the transactions contemplated hereby. The Seller shall pay to the Purchaser on demand any and all reasonable costs and expenses of the Purchaser, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and any transactions contemplated hereby (including any amendments hereto or thereto) delivered hereunder and in connection with any restructuring or workout of this Agreement or the administration of this Agreement.

        SECTION 7.03. Liabilities to Obligors. No obligation or liability to any Obligor under any of the Contracts is intended to be assumed by the Purchaser or any of the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

        SECTION 7.04. Operation of Indemnities. Indemnification under this Article VII shall include, without limitation, reasonable fees and expenses of counsel and expenses of litigation. If the Seller has made any indemnity payments to the Purchaser pursuant to this Article VII and the Purchaser thereafter collects any of such amounts from others, the Purchaser will repay such amounts collected to the Seller, except that any payments received by the Purchaser from an insurance provider as a result of the events under which the Seller’s indemnity payments arose shall be repaid prior to any repayment of the Seller’s indemnity payment.

        SECTION 7.05. Survival of Indemnities, Representations and Warranties and Remedies. The obligations of the Seller under this Article VII, the representations and warranties made by the Seller under Article IV, and the remedies against the Seller under Article VI shall survive the termination of this Agreement and each of the other Facility Documents.

ARTICLE VIII

MISCELLANEOUS

        SECTION 8.01. Merger or Consolidation. (a) Except as otherwise provided in this Section 8.01, the Seller will keep in full force and effect its existence, rights and franchises as a Nevada corporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and of any of the Contracts and to perform its duties under this Agreement.

        (b) Any person into which the Seller may be merged or consolidated, or any corporation or other entity resulting from such merger or consolidation to which the Seller is a party, or any person succeeding to the business of the Seller, shall be the successor to the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

        SECTION 8.02. Termination. This Agreement shall terminate on any date mutually agreed by the Purchaser and the Seller following the Final Collection Date.

        SECTION 8.03. Assignment or Delegation by the Seller. Except as specifically authorized hereunder, the Seller may not convey and assign or delegate any of its rights or obligations hereunder absent the prior written consent of the Purchaser and the Program Agent, and any attempt to do so without such consent shall be void.

        SECTION 8.04. Amendment. (a) This Agreement may be amended from time to time by the Seller and the Purchaser and, if the Loan Agreement has not been previously terminated, with the consent of the requisite Lenders or agents specified in the Loan Agreement (such consent not to be unreasonably withheld or delayed).

        (b) Upon the execution of any amendment or consent pursuant to this Section 8.04, this Agreement shall be modified in accordance therewith, and such amendment or consent shall form a part of this Agreement for all purposes, and each of the Seller and the Purchaser shall be bound thereby.

        SECTION 8.05. Notices. All notices, demands, certificates, requests and communications hereunder (“notices”) shall be in writing and shall be effective (a) upon receipt when sent through the U.S. mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, or (b) one Business Day after delivery to an overnight courier, or (c) on the date personally delivered to an Authorized Officer of the party to which sent, or (d) on the date transmitted by legible telecopier transmission or electronic mail with a confirmation of receipt, in all cases addressed to the recipient at the address for such recipient set forth under its name on the signature pages hereof.

        Each party hereto may, by notice given in accordance herewith to each of the other parties hereto, designate any further or different address to which subsequent notices shall be sent.

        SECTION 8.06. Merger and Integration. Except as specifically stated otherwise herein, this Agreement, together with the Notices of Sale and Assignments delivered on the Closing Date and on each Purchase Date, sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived, or supplemented except as provided herein.

        SECTION 8.07. Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

        SECTION 8.08. Governing Law.This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

        SECTION 8.09. No Bankruptcy Petition. The Seller covenants and agrees that, prior to the date that is one year and one day after the payment in full of all amounts owing in respect of all the Borrower Obligations, together with any other amounts owing in respect of obligations of the Purchaser, it will not institute against, or solicit or join in or cooperate with or encourage any Person to institute against, the Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of the United States or any State of the United States. This Section 8.09shall survive termination of this Agreement.

        SECTION 8.10. Amendment and Restatement. The amendment and restatement of the Initial Sale Agreement pursuant to this Agreement shall be effective as of the Closing Date, subject to the satisfaction of the conditions precedent set forth in Section 3.01. This Agreement shall amend and restate in its entirety the Initial Sale Agreement and shall have the effect of a substitution of terms of the Initial Sale Agreement, but this Agreement will not have the effect of causing a novation of the duties and obligations set forth under the Initial Sale Agreement or a termination or extinguishment of the security interests granted pursuant thereto, which such duties and obligations shall remain outstanding pursuant to the terms of this Agreement and which security interests shall remain attached, enforceable and perfected obligations arising under this Agreement. Each reference to the Initial Sale Agreement in any of the Facility Documents, or any other document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Agreement.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

HARLEY-DAVIDSON CREDIT CORP., as Seller
By: /s/ Perry A. Glassgow
Printed Name: Perry A. Glassgow
Title: Vice President and Treasurer
3700 W. Juneau Avenue
Milwaukee, WI 53208
Attention: Perry Glassgow
Email: perry.glassgow@harley-davidson.com
Telephone: (414) 343-4584
Telecopier: (414) 343-4990
With copies of Notices to:
Harley-Davidson Credit Corp., as Servicer
222 W. Adams St., 20th Floor
Chicago, IL 60606
Attention: Julia Landes
Email: julia.landes@hdfsi.com
Telephone: (312) 634-2814
Telecopier: (312) 368-9548
HARLEY-DAVIDSON WAREHOUSE FUNDING CORP.,
as Purchaser
By: /s/ Perry A. Glassgow
Printed Name: Perry A. Glassgow
Title: Treasurer and Assistant Secretary
3700 W. Juneau Avenue
Milwaukee, WI 53208
Attention: Perry Glassgow
Email: perry.glassgow@harley-davidson.com
Telephone: (414) 343-4584
Telecopier: (414) 343-4990

Signature Page to
Amended and Restated Receivables Sale Agreement

Exhibit A

FORM OF NOTICE OF SALE

[Date]

Harley-Davidson Warehouse Funding Corp.
222 W. Adams St., Suite 2000
Chicago, IL 60606

Ladies and Gentlemen:

        Reference is hereby made to the Amended and Restated Receivables Sale Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Sale Agreement”), dated as of April 30, 2009, by and among Harley-Davidson Credit Corp., as seller (the “Seller”) and Harley-Davidson Warehouse Funding Corp., as purchaser (the “Purchaser”). Terms not otherwise defined in this Notice of Sale shall have the meanings set forth or incorporated by reference in the Receivables Sale Agreement.

        1. Notice of Sale. Pursuant to the Receivables Sale Agreement, the Seller hereby notifies the Purchaser that, on the date hereof (the “Purchase Date”) the Seller will [sell/contribute] the Contracts listed on Schedule I hereto (the “Contract Schedule Supplement”) to the Purchaser. This letter constitutes a Notice of Sale issued pursuant to Section 2.01(b) of the Receivables Sale Agreement and in connection therewith the Borrower provides the following information:

    (a)        The Cutoff Date of the Contracts to be sold pursuant hereto is ________, ___ 2009 [If such Cutoff Date is other than the last day of the calendar month then most recently ended, provide explanation as to why that is the case.].

(b) The Purchase Price of the Contracts is $_____________.

        2. Representations and Warranties. The Seller hereby certifies that the following statements are true and correct as of the Purchase Date and will remain true and correct after giving effect to the transfer effected hereby.

(a) The Termination Date has not occurred and no Event of Termination has occurred and is continuing;

(b) Each of the Contracts subject to this Notice of Sale constitutes an Eligible Contract as of the Cutoff Date specified above;

    (c)        Each of the representations and warranties contained in Article IV of the Receivables Sale Agreement is true and correct in all material respects (except for those representations and warranties which are specifically made only as of a specific date, which such representations and warranties are true and correct on and as of the date made);

(d) The Seller is in compliance with the covenants in all material respects set forth in Article V of the Receivables Sale Agreement.

    (e)        As of the Purchase Date, the Outstanding Eligible Balance of the Contracts listed on the Contract Schedule (after giving effect to the Contract Schedule Supplement attached hereto) does not exceed the Concentration Limits set forth in Section 4.01(o) of the Receivables Sale Agreement.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the undersigned has caused this Notice of Sale to be executed by its duly authorized officer as of the date first above written.

HARLEY-DAVIDSON CREDIT CORP., as Seller
By:__________________________
Name:
Title:

SCHEDULE I

TO

NOTICE OF SALE

Contract Schedule Supplement

(Attached)

Exhibit B

FORM OF ASSIGNMENT

        ASSIGNMENT, dated as of ___________, 20__ between Harley-Davidson Credit Corp. (the “Seller”) and Harley-Davidson Warehouse Funding Corp., a Nevada corporation (the “Purchaser”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in (or defined by reference in) the Agreement (as defined below).

        In accordance with the Amended and Restated Receivables Sale Agreement (the “Agreement”) dated as of April 30, 2009 made by and between the undersigned and the Purchaser, the Seller does hereby sell, transfer, convey and assign, set over and otherwise convey to the Purchaser, without recourse (except as expressly provided in the Agreement) and without any representation or warranty (except as expressly provided in the Agreement), (i) all the right, title and interest of the Seller in and to the Receivables and the Contracts under which the Receivables arise listed on the Contract Schedule Supplement attached to the Notice of Sale dated as of the date hereof (including, without limitation, all security interests and all rights to receive payments which are collected pursuant thereto after the Cutoff Date, including any liquidation proceeds therefrom, but excluding any rights to receive payments which were collected pursuant thereto on or prior to the Cutoff Date), (ii) all rights of the Seller under any physical damage or other individual insurance policy (including a “forced placed” policy, if any), any debt insurance policy or any debt cancellation agreement relating to any such Contract, an Obligor or a Motorcycle securing such Contract, (iii) all security interests in each such Motorcycle and related goods (including returned or repossessed goods), (iv) all documents contained in the related Contract Files, (v) all rights of the Seller in the Lockbox Account and the Lockbox Agreement to the extent they relate to the Contracts, (vi) all rights (but not the obligations) of the Seller under any agreements between Eaglemark and the Seller to the extent they relate to the Contracts, (vii) all rights of the Seller to certain rebates of premiums and other amounts relating to insurance policies, debt cancellation agreements, extended service contracts or other repair agreements and other items, in each case, financed under such Contracts, (viii) all guaranties, insurance, supporting obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Contract, (ix) all other security interests or liens and property subject to such Contract from time to time, if any, purporting to secure payment of such Contract, and (x) all accounts, chattel paper, instruments, payment intangibles, promissory notes, goods, documents, investment property and financial assets consisting of, arising from or related to the foregoing (all terms in this clause (x) having the meaning assigned to them in Article 9 of the UCC of the applicable jurisdiction), and (xi) all proceeds and products of the foregoing clauses (i) through (x).

        This Assignment is made pursuant to and in reliance upon the representation and warranties on the part of the undersigned contained in Article IV of the Agreement and no others.

B-1

        IN WITNESS WHEREOF, the undersigned has caused this Assignment to be duly executed as of the date first written above.

HARLEY-DAVIDSON CREDIT CORP.
By:___________________________________________
Printed Name:
Title:

B-2

Exhibit C

CONCENTRATION LIMITS

Concentration Limits

Criteria	Concentration limit

Original term greater than or equal to 73 months	55.00%
and less than or equal to 84 months
Location of Obligor
California	9.00%
Florida	8.00%
Texas	0.00%[1]
Each other individual state	5.00%
Contracts collateralized by used Motorcycles	25.00%
Contracts with FICO scores between 640-670	15.00%
Contracts with FICO scores between 640-700	40.00%

1 Until such time as an opinion of Texas counsel, in form and substance reasonably satisfactory to the Syndication Agents, has been delivered to the Syndication Agents providing that a Texas Contract is secured by a first priority security interest in favor of the Borrower (and, without notation on the applicable certificate of title, its assignees) in the related Motorcycle, the Concentration Limit for Texas Receivables will be zero; provided that should the Purchaser present the Syndication Agents with evidence which in the Syndication Agents’ sole discretion is satisfactory in establishing the Purchaser’s first priority security interest in the Texas Contracts, such opinion of Texas counsel shall not be required. Thereafter, the Texas Receivables will be subject to the 10.00% Concentration Limit.

C-1

Exhibit D

FIFTH AMENDED AND RESTATED
AGREEMENT REGARDING LOCKBOX ADMINISTRATION

EFFECTIVE AS OF NOVEMBER 1, 2000

        This Fifth Amended and Restated Agreement Regarding Lockbox Administration, dated as of November 1, 2000 (this “Agreement”), is by and among Harley-Davidson Credit Corp., a Nevada corporation (“Harley Credit”), Eaglemark Customer Funding Corporation-IV, a Nevada corporation (“CFC-IV”), Harley-Davidson Customer Funding Corp., a Nevada corporation, (“HDCFC”; HDCFC, CFC-IV and any future trust depositors for the Future Trusts are collectively referred to herein as the “Trust Depositors”); and is being acknowledged by LaSalle Bank National Association, as lockbox bank (together with its successors and assigns, “LaSalle”; LaSalle and any future lockbox bank which executes a lockbox agreement with Harley Credit are collectively referred to herein as the “Lockbox Bank”), The Bank of New York (f/k/a Harris Trust and Savings Bank) (together with its successors and assigns, “BONY”) and Bank One, National Association (together with its successors and assigns, “Bank One”; BONY, Bank One and any future indenture trustees for the Future Trusts are collectively referred to herein as the “Trustees”), in their separate capacities as indenture trustees for various Harley-Davidson Eaglemark Motorcycle Trusts (collectively referred to herein as the “Prior Trusts” and any future trusts formed by Harley-Davidson Credit Corp. or one of its subsidiaries being referred to below as, the “Future Trusts”; the Future Trusts and Prior Trusts are collectively referred to below as, the “Trusts”).

W I T N E S S E T H:

        WHEREAS, Harley Credit and the Lockbox Bank have entered into a Retail Lockbox Mail Service Agreement dated as of February 23, 2000 (attached as Exhibit A hereto, the “Lockbox Agreement”) providing for the review and deposit to an account at the Lockbox Bank specified in the Lockbox Agreement (the “Lockbox Account”) by the Lockbox Bank of payments received at the remittance address designated herein (the “Lockbox”); and

        WHEREAS, the parties hereto desire, on the terms and conditions set forth in this Agreement, to accommodate the use of the Lockbox, Lockbox Account and Lockbox Agreement arrangements for the Trustees with respect to the Prior Trusts and the Future Trusts (the securitized motorcycle contracts and related assets under such Prior Trusts and Future Trusts, collectively referred to hereinafter as the “CFC Contracts”).

        NOW, THEREFORE, it is hereby agreed by and among the parties hereto as follows:

ARTICLE I

AGREEMENT

        Section 1.01 Harley Credit confirms to the Trust Depositors and the Trustees that the Lockbox and the Lockbox Account have been established by Harley Credit with the Lockbox Bank, and that the Lockbox Agreement is in full force and effect pursuant to the terms and conditions set forth in the Lockbox Agreement. Harley Credit acknowledges and agrees that (i) it has no interest in the Lockbox, the Lockbox Account, any collections on CFC Contracts deposited therein, and in the Lockbox Agreement, as such interest relates to any CFC Contract, (ii) none of the foregoing constitutes property of Harley Credit, and (iii) all actions of Harley Credit taken hereunder and under the Lockbox Agreement with respect to such collections on CFC Contracts are actions of Harley Credit in its capacity as servicer under the related Pooling and Servicing Agreement or Sale and Service Agreement related to the applicable Trust (Harley Credit, in such capacity, being the “Servicer”) and not in its individual capacity.

        Section 1.02 (a) The remittance address for the Lockbox is:

Harley-Davidson Credit Corp. 135 South LaSalle Street, Dept 8529 Chicago, Illinois 60674-8529

        (b)        The Lockbox Bank’s authorized representatives will have sole access to the Lockbox, and Harley Credit shall have no authority to cancel or alter the name, address, location and other terms of the Lockbox Agreement without the consent of the parties hereto. The checks will be endorsed, credited to the Lockbox Account, and presented for payment through the customary collection procedures.

        (c)        Harley Credit (or, if a Successor Servicer to Harley Credit shall have been identified and designated to the Lockbox Bank by the Trustees in accordance with the Lockbox Agreement, then such Successor Servicer), based solely upon information delivered by the Lockbox Bank (or any successor thereto acceptable to the Trustees), shall determine and identify which collections received in the Lockbox for deposit into the Lockbox Account represent collections in respect of CFC Contracts, and as to such collections, to which Trust such collections relate.

        (d)        Harley Credit (or the Successor Servicer, as the case may be) shall transmit instructions to the Lockbox Bank in accordance with Section 1.03(a) and (b) below. Harley Credit and the Trustees hereby agree that (1) Harley Credit may at any time make withdrawals (via wire transfer or ACH) from the Lockbox Account and take any and all actions with respect to the Lockbox Account, and Lockbox Bank is hereby authorized to honor any instructions with respect to the Lockbox Account (including withdrawals therefrom) which purport to be from Harley Credit; (2) Lockbox Bank has no duty to monitor the balance of the Lockbox Account or see to the application of any funds deposited to or withdrawn from the Lockbox Account; (3) Lockbox Bank may, without further inquiry, rely on and act in accordance with any instructions it receives from (or which it reasonably believes purport to be from) Harley Credit, notwithstanding any conflicting or contrary instructions it may receive from the Trustees, and Lockbox Bank shall have no liability to Harley Credit, the Trustees, Trust Depositors or any other person in relying on and acting in accordance with any such instructions; provided, that the Lockbox Bank reserves the right to require a court order before honoring any instruction or interplead any amounts in dispute if it is uncertain about which party has a right to items received in the Lockbox, or funds on deposit in the Lockbox Account, and Harley Credit shall be obligated to pay the Lockbox Bank’s reasonable attorneys’ fees and costs in connection therewith; (4) Lockbox Bank shall have no responsibility to inquire as to the form, execution, sufficiency or validity of any notice or instructions delivered to it hereunder, nor to inquire as to the identity, authority or rights of the person or persons executing or delivering the same, and (5) Lockbox Bank shall have a reasonable period of time within which to act in accordance with any notice or instructions from Harley Credit or the Trustees with respect to the Lockbox Account.

        Section 1.03 (a) All collected funds on deposit in the Lockbox Account which have been identified as payments with respect to CFC Contracts pursuant to a written disbursement instruction described in Section 1.02(c) above shall be transferred by Harley Credit from the Lockbox Account within two Business Days by wire transfer in immediately available funds to the applicable account designated as described immediately below (collectively, such accounts being the “CFC Collection Accounts”). Collections identified as allocable to the Prior Trusts shall be transferred to the respective accounts identified on Exhibit B hereto. Collections identified as allocable to Future Trusts shall be transferred to the account specified with respect to such Trust in a written notice, signed by the applicable Trust Depositor with respect to such Trust and Harley Credit (in its capacity as Servicer) and delivered to the applicable Trustee on or prior to the date such Trust is established.

        Only Harley Credit, or in the alternative a Successor Servicer designated by the applicable Trustee with respect to the Prior Trust and the applicable Trustee with respect to the Future Trusts (subject to the first parenthetical in Section 1.02(c) hereof) shall have authority to communicate to the Lockbox Bank funds transfer instructions described in Section 1.02(c) above, identifying collections held in the Lockbox Account as related to particular Trusts and directing that deposits be made from the Lockbox Account to the related CFC Collection Accounts.

        (b)        Harley Credit shall transfer any and all collected funds on deposit in the Lockbox Account which have not been identified as payments received in respect of CFC Contracts pursuant to Section 1.02(c) above.

        (c)        All credits and debits in connection with remittances handled through the Lockbox will be made to the Lockbox Account.

        Section 1.04

        As provided in the Lockbox Agreement, the Lockbox Bank has agreed that it will not exercise or claim any right of setoff against the Lockbox, any items received therein, any payments or proceeds or any deposits made to or maintained in the Lockbox Account; provided, however, that the Lockbox Bank may deduct from or set off against the balance from time to time on deposit in the Lockbox Account (i) all fees and expenses for the Lockbox under the Lockbox Agreement, any other cash management service fees relating to the Lockbox Account, and any or all expenses, fees and charges in respect of checks, drafts or other items returned unpaid; provided that if the Lockbox Account does not contain sufficient funds to cover such amounts, then such fees shall be paid by Harley Credit, and in the event Harley Credit fails to pay such amounts on time, and if Certificates or Notes (as such terms are defined in the applicable Pooling and Servicing Agreement or Sale and Servicing Agreement relating to a Trust) remain outstanding and unpaid, the applicable Trustee shall pay such amounts as are necessary to maintain the Lockbox solely out of amounts held under the applicable Trust as part of the Servicing Fee (as defined in the related Pooling and Servicing Agreement or Sale and Servicing Agreement), pro rata based upon the outstanding Certificate Principal Balances and Note Principal Balances (as defined in the related Pooling and Servicing Agreements or Sale and Servicing Agreements, respectively), (ii) the amount (or any portion thereof) of any check, instrument or other item or funds transfer which was deposited in or credited to the Lockbox Account and which has been returned unpaid or not finally settled for reasons of insufficient funds or has otherwise not been collected, and (iii) any other amounts owed to Lockbox Bank hereunder.

        Section 1.05 (a) As provided in the Lockbox Agreement, the Lockbox Bank has further agreed not to terminate, by its own initiative, the Lockbox Agreement, Lockbox or the Lockbox Account, or to cease to perform its duties and obligations under the Lockbox Agreement for any reason, including, but not limited to, Harley Credit’s failure to make any payments to the Lockbox Bank, unless it first gives written notice 60 days in advance to Harley Credit of such intention to terminate or cease performing its obligations under the Lockbox Agreement, except that in the case of certain insolvency events of Harley Credit the Lockbox Agreement may be terminated immediately. In respect of terminations initiated by Harley Credit, Harley Credit hereby agrees that no such termination of the Lockbox, Lockbox Account or Lockbox Agreement shall be initiated until a replacement for the Lockbox Bank satisfactory to the Trustees (collectively the “Program Parties”) has entered into a replacement Lockbox Agreement.

        (b)        This Agreement will continue in full force and effect until terminated. This Agreement may be terminated at any time by any party hereto upon at least sixty days’ prior written notice to the other parties hereto. The Lockbox Bank may immediately terminate this Agreement, upon written notice to the other parties hereto, if Harley Credit becomes insolvent, is placed in receivership, makes any assignment for the benefit of creditors, or seeks relief or has a petition, any such petition not being dismissed within thirty (30) days, filed against it under any provision of the Federal Bankruptcy Code.

        (c)        Even if this Agreement is terminated, it shall continue in full force and effect as to all transactions that occurred, or which Lockbox Bank began processing, prior to such termination. Upon termination of this Agreement, each party will promptly pay to Lockbox Bank all sums due or to become due under this Agreement. The provisions of Sections 2.01, 2.02 and 2.03 shall survive termination of this Agreement.

        Section 1.06 (a) The parties hereto agree that the Trustees (or any duly appointed Successor Servicer) shall have the full and irrevocable right, power and authority to demand, collect, withdraw, receipt for or sue for all amounts due or to become due and payable with respect to CFC Contracts under the Lockbox or the Lockbox Account. Harley Credit and the Trust Depositors acknowledge that the Lockbox Bank’s possession of any amounts, payments, instruments and other items deposited or to be deposited into the Lockbox or the Lockbox Account with respect to CFC Contracts shall be deemed possession by the Trustees for their Trusts with respect to which such amounts, payments, instruments and other items relate.

        (b)        The Trust Depositors acknowledge that the Lockbox Bank’s possession of any amounts, payments, instruments and other items deposited or to be deposited into the Lockbox or the Lockbox Account shall be deemed possession by the Trustees, as their respective interests appear.

        Section 1.07 Each Program Party (as defined in Section 1.05 above) does hereby appoint the Lockbox Bank as agent for such party with respect to those checks and other items received by the Lockbox Bank for collection through the Lockbox Account and which are identified (in accordance with Section 1.02(c) above) as relating to a particular Trust, as the case may be.

        Section 1.08 Harley Credit hereby agrees that if any Trustee delivers a written notice that Harley Credit has been terminated or has resigned as Servicer under any Trust, neither this Agreement nor the Lockbox Agreement shall thereupon terminate and the Successor Servicer (as defined in the respective Pooling and Servicing Agreement or Sale and Servicing Agreement) as may be appointed pursuant to the Pooling and Servicing Agreement or Sale and Servicing Agreement, shall succeed to all rights, benefits, duties and obligations of Harley Credit (in its capacity as Servicer) hereunder and under the Lockbox Agreement. In addition, upon the appointment of a Successor Servicer, any Trustee may deliver a written certification to the Lockbox Bank stating that Harley Credit is no longer the Servicer and identifying and designating the Successor Servicer for the Trusts. Upon receipt of such written certification, the Lockbox Bank shall honor instructions from such Successor Servicer, rather than Harley Credit. The Lockbox Bank is entitled to rely solely upon its receipt of such written certification from the Trustees, without duty of verification or further inquiry, in honoring any instructions received from the Successor Servicer.

ARTICLE II

LIMIT ON LIABILITY AND INDEMNIFICATION

        Section 2.01 Lockbox Bank undertakes to perform only such duties as are expressly set forth herein. The parties hereby agree that Lockbox Bank shall not be liable for any action taken by it or any of its directors, officers, agents or employees pursuant to this Agreement, including, without limitation, any action so taken at Harley Credit’s or any Trustee’s request, except direct damages attributable to the Lockbox Bank’s or such person’s own gross negligence or willful misconduct; in no event shall Lockbox Bank be liable for any other damages, including, without limitation, consequential, indirect, punitive or special damages.

        Section 2.02 Harley Credit agrees to indemnify and hold Lockbox Bank harmless from and against all costs, damages, claims, judgments, attorneys’ fees (whether such attorneys shall be regularly retained or specially employed), expenses, obligations and liabilities which Lockbox Bank may incur, sustain or be required to pay (other than as a result of Lockbox Bank’s gross negligence or willful misconduct or the gross negligence or willful misconduct of any of Lockbox Bank’s directors, officers, agents or employees) in connection with or arising out of this Agreement (including without limitation, the amount of any overdraft created in the Lockbox Account resulting from returned items charged to the Lockbox Account or from debiting the Lockbox Account for fees owed to the Bank described in Section 1.04 hereof), and to pay to Lockbox Bank on demand the amount of all such costs, damages, judgments, attorneys’ fees, expenses, obligations and liabilities.

        Section 2.03 Harley Credit hereby agrees to indemnify and hold harmless each Trustee and each director, officer, employee, agent and affiliate of each Trustee (collectively, the “Indemnified Parties”) from and against any and all losses, liabilities (including liabilities for penalties), claims, demands, actions, suits, judgments, out-of-pocket costs and expenses (including legal fees and expenses) arising out of or resulting from the performance by such Trustee of any obligation under this Agreement, by virtue of any act or omission on the part of Harley Credit, any Trust Depositor or any Trustee, as the case may be, enforcing any of such Trustee’s rights hereunder (other than an act or omission on the part of Harley Credit or any Trust Depositor, or any Person acting as agent for Harley Credit or any Trust Depositor, pursuant to or in accordance with an express written direction from any Trustee which is in contravention of this Agreement) including, without limitation, the Trustee’s Fees (as defined in the applicable Pooling and Servicing Agreement or Sale and Servicing Agreement) and expenses, if any, incurred in enforcing this Agreement. The obligations of Harley Credit under this Section 2.03 shall survive the termination of this Agreement.

ARTICLE III

MISCELLANEOUS

        Section 3.01 Any Trustee may assign its rights and obligations hereunder to any successor trustee appointed pursuant to the terms of the Pooling and Servicing Agreement or Sale and Servicing Agreement related to a Trust. The Lockbox Bank may assign this Agreement or any of its rights or obligations hereunder to any of its affiliates upon 30 days’ prior written notice to Harley Credit. Any person who becomes a “Trustee”, “Trust Depositor” with respect to Future Trusts or the “Lockbox Bank” shall become a party to this Agreement by signing a counterpart hereof. Thereafter, such person shall have the rights and responsibilities of a “Trustee”, “Trust Depositor” or “Lockbox Bank”, as applicable, to the extent set forth in this Agreement.

        Section 3.02 Lockbox Bank undertakes to perform its obligations only as expressly set forth in this Agreement and the Lockbox Agreement, and to the extent that the terms of the Lockbox Agreement directly conflict with the terms of this Agreement, the terms of this Agreement shall control.

        Section 3.03 All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, transmitted, cabled or delivered:

If to CFC-IV:	Eaglemark Customer Funding Corporation-IV 4150 Technology Way Carson City, Nevada 89706 Attention: President Tel. No. (702) 886-3200 Facsimile No. (800) 544-1138

If to HDCFC:	Harley-Davidson Customer Funding Corp. 4150 Technology Way Carson City, Nevada 89706 Attention: President Tel. No. (702) 886-3200 Facsimile No. (800) 544-1138

If to Harley Credit:	Harley-Davidson Credit Corp.. 4150 Technology Way Carson City, Nevada 89706 Attention: President Tel. No. (702) 886-3200 Facsimile No. (800) 544-1138

If to the Trustees:	The Bank of New York 2 North LaSalle Street 10th Floor Chicago, Illinois 60602 Attention: Corporate Trust Administration Tel. No. (312) 827-8553 Facsimile No. (312) 827-8562

Bank One, National Association 1 Bank One Plaza IL1-0126 Chicago, Illinois 60670-0126 Attention: Global Corporate Trust Services Tel. No. (312) 407-1819 Facsimile No. (312) 407-4656

If to the Lockbox Bank:	LaSalle Bank National Association 135 South LaSalle Street Chicago, Illinois 60674 Attention: Michael Fredian Tel. No. 312-904-2690 Facsimile No. 312-904-9406

        Section 3.03 This Agreement (which shall be deemed to include any Exhibits hereto) may be amended only by a writing signed by duly authorized representatives of all parties hereto.

        Section 3.04 THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HEREUNDER, SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITH RESPECT TO ANY CLAIM ARISING OUT OF THIS AGREEMENT (A) EACH PARTY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS FOR THE STATE OF ILLINOIS AND THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND (B) EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER IRREVOCABLY WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH CLAIM, SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. EACH OF THE PARTIES HEREUNDER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DEFENSE OF FORUM NON CONVENIENS OR TO OBJECT TO SUCH VENUE. IN ADDITION, EACH OF THE PARTIES HEREUNDER VOLUNTARILY, INTENTIONALLY AND KNOWINGLY WAIVES ANY RIGHT TO JURY TRIAL IT MAY HAVE.

        Section 3.05 This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which when taken together shall constitute one instrument.

[signature pages follow]

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by their respective officers or agents thereunto duly authorized, as of the date first written above.

HARLEY-DAVIDSON CREDIT CORP.
By: /s/ Perry A. Glassgow
Title: Treasurer
EAGLEMARK CUSTOMER FUNDING
CORPORATION-IV
By: /s/ Perry A. Glassgow
Title: Treasurer
HARLEY-DAVIDSON CUSTOMER FUNDING
CORP.
By: /s/ Perry A. Glassgow
Title: Treasurer

Signature Page to Lockbox
Administration Agreement

Acknowledged and agreed:

LASALLE BANK NATIONAL ASSOCIATION,
as Lockbox Bank

By:  /s/
Title:  Vice President

Signature Page to Lockbox
Administration Agreement

Acknowledged and agreed:

THE BANK OF NEW YORK,
as a Trustee

By:  /s/
Title:  Vice President

Signature Page to Lockbox
Administration Agreement

Acknowledged and agreed:

BANK ONE, NATIONAL ASSOCIATION,
as a Trustee

By:  /s/
Title:  Agent

Signature Page to Lockbox
Administration Agreement

Exhibit A

LaSalle Bank National Association

Harley-Davidson Credit Corp.
150 S. Wacker Dr., Ste 3100
Chicago, IL 60606

RETAIL LOCKBOX MAIL SERVICE AGREEMENT

This RETAIL LOCKBOX MAIL SERVICE AGREEMENT (“Agreement”) is made as of this 23rd day of February, 2000, by and between LaSalle Bank National Association (“BANK”) with its principal place of business located at 135 South LaSalle Street, Chicago, Illinois 60603, and Harley-Davidson Credit Corp. (“CUSTOMER”) with its principal place of business located at 150 S. Wacker Dr., Ste. 3100, Chicago, IL 60606.

The BANK and the CUSTOMER hereby agree as follows:

1.	Remittance Collection.

The BANK is authorized to receive and process the mail addressed to the CUSTOMER as indicated below, and received at the BANK. The BANK will remove and inspect the contents of all envelopes, and all mail which does not contain a check, draft or other order for the payment of money (“ITEMS”) will be sent to the CUSTOMER.

(Company Name) 135 South LaSalle Street (Department Number) Chicago, Illinois 60674 (4 digit Department Number)

It is Important that the Bank’s zip code, 60674, be included as this expedites the mail processing through the postal system.

2.	Remittance Processing.

The BANK agrees to process ITEMS in the following manner and as provided in the Lockbox Set Up Form.

(a)	Receipt of ITEMS.	The BANK shall not be deemed to have received an ITEM until the BANK has received the same from the U.S. Post Office and has processed the ITEM for deposit according to its regular procedures.

(b)	Inspection of ITEMS.	The BANK reserves the right but is under no obligation to verify that each ITEM is payable to the named CUSTOMER or reasonable variation thereof. ITEMS not payable to the CUSTOMER may not be deposited and may be sent to the CUSTOMER for disposition.

(c)	Dates.

(i)	Missing date.	In the absence of an ITEM date, the BANK may but need not insert the current date and process the item as herein provided.

(ii)	Stale Date.	The BANK reserves the right but is under no obligation to inspect for checks bearing a date of six months prior to the date of presentment for deposit. The BANK may forward such ITEMS so identified by the BANK to the CUSTOMER.

(iii)	Postdated ITEMS	The BANK reserves the right but is under no obligation to inspect for items which are dated more than five days after the date of receipt. The BANK may forward such items so identified by the BANK to the CUSTOMER.

(d)	Differing Amounts.	The BANK reserves the right but is under no obligation to verify for items in which the words and figure amounts differ. If the BANK does isolate these items the word amount will be credited to the CUSTOMER’s account.

(e)	Unsigned ITEMS.	ITEMS which do not bear the drawer’s signature will be deposited, rubber-stamped as follows: “To drawee bank. Please contact the maker for signature”.

(f)	Legended ITEMS.	The BANK does not attempt to isolate ITEMS bearing restrictive legends or endorsements (e.g. “final payment”, “paid-in-full” or words of similar meaning), provided, however, that if such ITEM or ITEMS which are accompanied by written matter purporting to restrict the nature of payment are discovered by the BANK, such ITEMS will be forwarded unprocessed to the CUSTOMER. The CUSTOMER hereby agrees that the BANK does not assume any responsibility or liability for the BANK’s failure to discover and forward such ITEMS.

(g)	Foreign ITEMS.	ITEMS drawn on foreign banks in foreign currency will be presented for collection with a copy of the ITEM sent to the CUSTOMER. ITEMS drawn on foreign banks payable in United States currency will receive normal processing.

No change in processing may be initiated by the BANK without the written instruction of the CUSTOMER; provided, however, that any such change in processing must be approved by the BANK, which approval will not be unreasonably withheld or delayed.

3.	Endorsements; Deposits; Advices; Microfilm.

(a)	Endorsements.	The CUSTOMER hereby grants the BANK authority on its behalf to endorse ITEMS “Credit to the account of within named payee”. The CUSTOMER agrees to indemnify and hold the BANK harmless from and against any and all claims, costs, damages and liabilities including reasonable attorneys’ fees and court costs incurred by or asserted against the BANK as a result of its endorsing and depositing any ITEM as provided herein.

2

(b)	Deposit.	To the extent that ITEMS are collected by the BANK, the BANK will make one or more deposits each banking day into the CUSTOMER’s ACCOUNT at the BANK.

(c)	Advice of Deposit.	The BANK will mail or otherwise make available to the CUSTOMER on a daily basis a remittance package which will include a printed advice of credit and other materials as requested by the CUSTOMER.

(d)	Microfilm.	All ITEMS (i.e., checks, drafts or money orders) received will be microfilmed in processing sequence. This film record will be maintained by the BANK for five (5) years. Photocopies of filmed ITEMS will be provided upon the CUSTOMER’s request.

4.	Customer Service.

The BANK will provide account service to the CUSTOMER and will be responsible for account research, adjustments and claims related to CUSTOMER inquiries and problems.

5.	Limitation of Liability.

(a)	The BANK shall have no liability to the CUSTOMER other than that imposed upon it by law for its failure to exercise ordinary care. Establishment of and substantial compliance with the procedure set forth herein by the BANK shall be deemed to constitute the exercise of ordinary care. A mere inadvertence or honest mistake of judgment will not constitute a failure to exercise ordinary care, and in no case will be deemed wrongful. The BANK shall not be liable for consequential, indirect or special damages, even if it has been advised of the possibility that they exist. The BANK shall have no liability for mail not bearing the complete address listed in the Address Requirements section of the Lockbox Set Up Form.

(b)	The BANK shall not be liable for failure to perform any services under this Agreement within the time provided therefor in the event and to the extent that such failure arises out of war, civil commotion, an act of God, accident, interruption of power supplies or other utility or service, strikes or lockouts, delay in transportation, legislative action, Government regulations or interferences, or any other event beyond the BANK’s control.

(c)	In the event the BANK becomes involved in controversies or litigation with any third party or parties involving or relating to the services provided to the CUSTOMER hereunder, CUSTOMER agrees to indemnify the BANK from and against any and all claims, costs, damages and liabilities, including reasonable attorneys’ fees and court costs incurred by or asserted against the BANK to or by such third party or parties. This indemnity shall survive the termination of this Agreement.

3

6.	Fees.

The CUSTOMER agrees to pay the BANK all fees and/or charges when due for the services provided hereunder pursuant to the BANK’s normal Fee Schedule. Said Fee Schedule may be modified without notice to the CUSTOMER. Further, the CUSTOMER agrees to pay any and all fees and/or charges not covered under said Fee Schedule for any requested or required special service or handling. The CUSTOMER authorizes the BANK to charge the ACCOUNT or any account it maintains at the BANK for such fees and/or charges.

7.	Assignment.

Neither this Agreement, nor any interest herein, may be assigned by the CUSTOMER without the prior written consent of the BANK, which consent shall not be unreasonably withheld or delayed.

8.	Amendment.

This Agreement may be amended or modified by the BANK without notice to the CUSTOMER. In the event such amendment or modification is unacceptable, the CUSTOMER may immediately terminate the Agreement by providing written notice to the BANK.

9.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof; all prior agreements, representations, statements, negotiations and undertakings are superseded hereby.

10.	Governing Law.

This Agreement shall be construed under and governed by the laws of the State of Illinois.

11.	Termination.

(a)	Either party may terminate this Agreement upon not less than thirty (30) days’ advance written notice to the other.

(b)	If either party shall become insolvent, be placed in receivership, make any assignment for the benefit of creditors, or seek relief or have petition, any such petition not being dismissed within thirty (30) days, filed against it under any provision of the Federal Bankruptcy Code, this Agreement shall immediately terminate. Such termination shall not affect the rights or obligations of either party which may have arisen or accrued prior to such termination.

4

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written.

Harley-Davidson Credit Corp.	LaSalle Bank National Association
CUSTOMER
By: /s/ Perry A. Glassgow	By: /s/ Michael E. Fredian
Its: Treasurer	Its: Vice President
By: _________________________________
Its: _________________________________

5

ADDENDUM TO RETAIL LOCKBOX MAIL SERVICE AGREEMENT

        This Addendum is made by and between Harley-Davidson Credit Corp. (the “Customer”) and LaSalle Bank National Association (the “Bank”) and relates to the terms of the Retail Lockbox Mail Service Agreement (the “Agreement”) dated as 2/23, 1999 between the Customer and the Bank. All capitalized terms not otherwise defined herein shall have the same meanings herein as set forth in the Agreement.

        The Customer and the Bank hereby agree that the Agreement shall be amended as follows:

1.	Section 6 is hereby amended to (i) delete the words “Bank’s normal Fee Schedule” appearing in the first sentence thereof and substitute therefor the words “agreed-upon fee schedule, to be in effect for the agreed-upon time period,”, and (ii) amend and restate the second sentence thereof in its entirety to read as follows: “Thereafter, the Bank may from time to time amend such fee schedule without prior notice to the Customer, provided that such changes will not be effective against the Customer until it has been provided with thirty (30) days’ notice thereof; if the Customer does not agree with such fee changes, the Customer may immediately terminate this Agreement upon written notice to the Bank.”

2.	The first sentence of Section 8 is hereby amended and restated in its entirety to read as follows: “The Bank may, from time to time, unilaterally amend any of the terms and conditions of this Agreement, provided similar amendments are being made to the Retail Lockbox Mail Service Agreements between similarly situated customers and the Bank; such amendments will be effective thirty (30) days after the Customer is notified thereof in writing by the Bank.”

3.	Section 11(a) is hereby amended to delete the reference to “thirty (30) days’” appearing therein and substitute therefor “sixty (60) days’".

4.	In connection with matters relating to the services the Bank provides under the Agreement, the Bank will use its reasonable efforts to maintain the performance standards (the “Standards”) described in Schedule 1, which is attached hereto and made a part hereof. However, the Bank shall not be liable or responsible for any failure to maintain the Standards, and the Standards do not affect in any respect whatsoever the liability provisions of Section 5 of the Agreement. The Customer shall notify the Bank, in writing, if it believes the Bank is not maintaining the Standards; if the Bank fails to maintain the Standards within thirty (30) days after receipt of such notice, then the Customer may terminate the Agreement immediately upon written notice to the Bank.

        Except as specifically modified hereby, the Agreement shall remain in full force and effect. Any reference to the Agreement shall be deemed to include this Addendum.

        In Witness Whereof, the parties hereto have executed this Addendum as of the date first written above.

Harley-Davidson Credit Corp.	LaSalle Bank National Association
By: /s/ Perry A. Glassgow	By: /s/ Michael E. Fredian
Name: Perry A. Glassgow	Name: Michael E. Fredian
Title: Treasurer	Title: Vice President
By: ______________________________
Name: ____________________________
Title: _____________________________

2

SCHEDULE 1

PERFORMANCE STANDARDS

1.	Continue to maintain adequate facilities, equipment, experienced personnel and professional expertise for providing service in accordance with the normal standards of the remittance processing industry.

2.	Pick up and process any mail addressed to Customer from the Chicago Main Post Office, at periodic intervals during each Business Day (any day, other than a Saturday or Sunday, on which the Bank is neither required nor permitted to be closed).

3.	Process all single payments (each such payment containing one Item and one remittance coupon), which does not include Exceptions (payments that the Bank cannot process without scanning such payments more than once) within one (1) business day of the Business Day of receipt (or, if not received on a Business Day, then by the next Business Day), and (ii) Exceptions within two (2) Business Days of the Business Day of receipt (or, if not received on a Business Day, then within two (2) Business Days of the next Business Day), with a performance standard of 95% on-time delivery, month to date. On all occasions, a minimum of 90% of the single payments (not including Exceptions) should be processed within one (1) Business Day of the Business Day of receipt (or, if not received on a Business Day, then within the next Business Day), with the remaining such single payments processed within two (2) Business Days of the Business Day of receipt (or, if not received on a Business Day, within two (2) Business Days of the next Business Day).

4.	Prepare Items for deposit and make them available on a daily basis for delivery to the bank of Customer’s choice in the event that the Bank cannot process them.

5.	Return daily back up (all remittances that the Bank cannot process or other work requiring photocopies) to the Customer via overnight courier.

6.	Process all payments in the correct batch ranges specified by Customer.

7.	Process all photocopy or image requests by Customer, within one (1) Business Day of the Bank’s receipt of such requests, for Items previously processed and retrieved from Bank’s records; photocopy or image requests requiring another bank’s intervention may take longer (based upon such bank’s timetables).

8.	Maintain errors at or below an industry acceptable standard per category of error (e.g., encoding and data and data keying errors — 1/10,000, and misapplied accounts – 1/10,000), and Bank should constantly strive to be below such industry standards.

9.	Timely and accurately provide to the Customer the following as they relate to Items or other mail addressed to Customer and received by Bank from Chicago Main Post Office: all daily Lockbox remittance data, NSF and credit and debit memo information, as well as address changes.

Exhibit B

Accounts for Prior Trusts

The Bank of New York
1997-1	048100
1997-2	048103
1997-3	048106
1998-1	048066
1998-2	048069
1998-3	048072
1999-1	048075
1999-2	048078
1999-3	048081

Bank One, National Association
2000-1	204903-000
2000-2	204974-000